Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erik Olsson, Patricia D. Chiodo and Kevin Groman jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of RSC Equipment Rental, Inc. and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Erik Olsson	Chief Executive Officer, President and Director	March 17, 2011

Erik Olsson	(Principal Executive Officer)

/s/ Patricia D. Chiodo	Senior Vice President and Chief Financial Officer	March 17, 2011

Patricia D. Chiodo	(Principal Financial and Principal Accounting Officer)

/s/ Denis Nayden

Denis Nayden	Director, Chairman of the Board	March 15, 2011

/s/ J. Taylor Crandall

J. Taylor Crandall	Director	March 14, 2011

/s/ Edward Dardani

Edward Dardani	Director	March 17, 2011

/s/ Pierre E. Leroy

Pierre E. Leroy	Director	March 17, 2011

/s/ John R. Monsky

John R. Monsky	Director	March 17, 2011

/s/ James H. Ozanne

James H. Ozanne	Director	March 15, 2011

/s/ Donald C. Roof

Donald C. Roof	Director	March 15, 2011